Exhibit 10.27

PROMISSORY NOTE

$6,800,000.00	September 12, 2014

1.	Principal and Interest

For value received, Stream Oil & Gas Ltd., a corporation incorporated under the laws of British Columbia (“SKO”), promises to pay to Viking International Ltd. (the “Holder”) at Dallas, Texas, USA, or at such other place as the Holder may direct in writing, the sum of $6,800,000.00 (the “Principal Amount”), together with interest, before default, at the rate of 18% per annum calculated and compounded monthly, with interest at such rate on any overdue interest and other amounts payable hereunder if not paid when due. Following and after default, maturity, or judgment, the interest rate shall be equal to a rate per annum from day-to-day equal to the maximum nonusurious rate of interest permitted by the applicable laws of Canada on such day that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received, calculated and compounded monthly.

The Principal Amount together with interest thereon shall be payable on the Maturity Date, as defined in that certain Loan Agreement dated as of the date hereof between SKO and the Holder (the “Loan Agreement”).

2.	Prepayment

This Note may be prepaid by SKO, in whole or in part, at any time without notice, bonus, or penalty.

3.	Waiver of Notice

SKO waives presentment, protest, notice of dishonor, days of grace, and the right of set-off.

4.	Successors and Assigns

This Note shall enure to the benefit of the Holder and its successors and assigns, and shall be binding upon SKO and its successors and assigns.

5.	Incorporation

This Note is the “Note” referred to in, and evidences indebtedness incurred under, and is subject to the terms and provisions of the Loan Agreement (as amended, restated, supplemented, or otherwise modified from time to time).  Reference is made to the Loan Agreement for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

6.	Assignment

SKO and the Holder may not assign its rights or obligations under this Note to any other person without the prior written consent of the other party, and any attempted assignment in violation hereof shall be null and void ab initio; however the Holder shall be permitted to assign, without consent of SKO, its rights or obligations under this Note to (i) any affiliate of the Holder or (ii) TransAtlantic Petroleum Limited or any of its affiliates.

7.	Governing Law and Attornment

This Note shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Without prejudice to the ability of the Holder to enforce this Note in any other proper jurisdiction, SKO and the Holder hereby irrevocably submit and attorn to the non-exclusive jurisdiction of any Alberta court, in connection with this Note.

8.	Amendment

This Note shall be amended pursuant to the terms and conditions of the Loan Agreement.

[Signature Page to Follow]

This Note has been executed and delivered as of the date set forth above.

STREAM OIL & GAS LTD.

By:	/s/ Sotirios Kapotas
Name:	Sotirios Kapotas
Title:	President and CEO

[Signature Page to Note]